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PRESS RELEASE

FOR IMMEDIATE RELEASE
MAY 3, 2000



             SAUER-DANFOSS INC. NAMES GLOBAL SENIOR MANAGEMENT TEAM



AMES, IOWA, USA, MAY 3, 2000--SAUER-DANFOSS INC. (NYSE: SHS) today announced the members of its global senior management team, which will lead the company following the close of the merger between Sauer Inc. and Danfoss Fluid Power A/S. The senior management team is comprised of executives from both companies.

Klaus H. Murmann, formerly Chairman and Chief Executive Officer of Sauer Inc., will serve as Chairman of Sauer-Danfoss Inc. Jorgen Clausen, Chief Executive Officer of Danfoss A/S, will serve as Vice Chairman.

Leading the company in the Executive Office will be David L. Pfeifle, of Sauer Inc., who has been named President and Chief Executive Officer. Niels Erik Hansen, formerly of Danfoss Fluid Power, will serve as Executive Vice President and Chief Operating Officer.

The structure of the Global Management Team for Sauer-Danfoss Inc. has also been announced, and is comprised of the following individuals:

- David J. Anderson, of Sauer Inc., has been named Vice President-Sales and Marketing, Americas and East Asia.
- Hans J. Cornett, of Danfoss Fluid Power, has been named Vice President-Sales and Marketing, Europe.
-      Per Have, of Danfoss Fluid Power, has been named Vice
       President-Information Technology.
- Richard Jarboe, of Danfoss Fluid Power, has been named Vice President-Open Circuit.
- Thomas Kittel, of Sauer Inc., has been named Vice President-Hydrostatics, Europe.
-      Henrik Krabsen, of Danfoss Fluid Power, has been named Vice
       President-Valves.
- Finn Lyhne, of Danfoss Fluid Power, has been named Vice President-Motors and Steering.
-      Kenneth D. McCuskey, of Sauer Inc., has been named Vice
       President-Finance.
-      Albert Zahalka, of Sauer Inc., has been named Vice
       President-Electrohydraulics.

The Global Management Team will be rounded out with the addition of a Vice President-Hydrostatics, US, who is yet to be named.

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"The senior management team blends together the best talents of both Sauer
Inc. and Danfoss Fluid Power," commented Klaus H. Murmann, Chairman of Sauer-Danfoss Inc. "We are extremely fortunate that we were able to draw from such a talented pool of existing management. They have the necessary management skills, product and market knowledge, customer relationships, and global perspectives to successfully lead Sauer-Danfoss Inc. as the world's largest focused mobile hydraulics company."

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,200 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
KENNETH D. MCCUSKEY
Vice President - Finance
Sauer-Danfoss Inc.
Ames, Iowa, USA
(515) 239-6364